Exhibit 10.2

INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT (the “Agreement”) dated as of August 2, 2013, is made by and between Reinsurance Group of America, Incorporated, a Missouri corporation (“RGA”) and                                  (“Indemnitee”).

RECITALS

A. Indemnitee is an officer and/or director of RGA and in such capacity is performing a valuable service for RGA.

B. The Second Restated Articles of Incorporation of RGA requires RGA to indemnify its directors and officers to the maximum extent permitted by law, and indemnification is also authorized by Section 351.355 of The General and Business Corporation Law of Missouri (the “Indemnification Statute”).

C. The Second Restated Articles of Incorporation of RGA and the Indemnification Statute, under which RGA is organized, expressly provide that the indemnification provisions set forth therein are not exclusive, and contemplate that contracts may be entered into between RGA and its directors and officers with respect to indemnification.

D. In accordance with the authorization provided by the Second Restated Articles of Incorporation of RGA and the Indemnification Statute, directors and officers liability insurance (“D&O Insurance”) has been purchased covering certain liabilities which may be incurred by RGA’s directors and officers in the performance of their services for RGA, subsidiaries of RGA, and other enterprises.

E. RGA recognizes that competent and experienced persons are reluctant to serve as directors or officers of corporations unless they are protected by comprehensive liability insurance or indemnification, or both, due to increased exposure to litigation costs and risks resulting from their service to such corporations, and due to the fact that the exposure frequently bears no reasonable relationship to the compensation of such directors and officers.

F. The statutes and judicial decisions regarding the duties of directors and officers are often difficult to apply, ambiguous, or conflicting, and therefore fail to provide such directors and officers with adequate, reliable knowledge of legal risks to which they are exposed or information regarding the proper course of action take.

G. RGA and Indemnitee recognize that plaintiffs often seek damages in such large amounts and the costs of litigation may be so enormous (whether or not the case is meritorious), that the defense and/or settlement of such litigation is often beyond the personal resources of directors and officers.

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H. RGA believes that it is unfair for its directors and officers to assume the risk of huge judgments and other expenses which may occur in cases in which the director or officer received no personal profit and in cases where the director or officer was not culpable.

I. RGA, after reasonable investigation, has determined that policies of D&O Insurance may be inadequate in certain circumstances to cover all possible exposure from which Indemnitee should be protected. RGA believes that the interests of RGA and its shareholders would best be served by a combination of such insurance and the indemnification by RGA of the directors and officers of RGA. To provide such protection and thereby induce Indemnitee to serve or continue to serve as a director and/or officer of RGA, RGA has determined and agreed to enter into this Agreement with Indemnitee.

J. The Board of Directors has determined that contractual indemnification as set forth herein is not only reasonable and prudent but necessary to promote the best interests of RGA and its shareholders.

K. RGA desires and has requested Indemnitee to serve or continue to serve as a director and/or officer of RGA free from undue concern for claims for damages arising out of or related to such services.

L. Indemnitee is willing to serve, or continue to serve, or to provide additional service as a director and/or officer of RGA or for or on behalf of RGA, only on the condition that Indemnitee is furnished the indemnity provided for herein.

NOW THEREFORE, in consideration of the premises and Indemnitee’s service as a director and/or officer of RGA after the date hereof, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, RGA and Indemnitee, intending to be legally bound, hereby agree as follows:

1.	Definitions

In this Agreement the following terms have the following meanings:

(a) The term “another enterprise” shall mean any corporation (other than RGA), partnership, joint venture, trust, limited liability company, employee benefit plan or other legal entity or enterprise.

(b) The term “defense” when used with respect to any proceeding shall include investigations of any proceeding as well as appeals in any proceeding and shall also include defense by way of cross claim or counterclaim.

(c) The term “expenses” means all direct and indirect costs (including, without limitation, attorneys’ fees, retainers, court costs, transcripts, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, appeal bonds, and all other disbursements or out-of-pocket expenses) actually and reasonably incurred in connection with (i) any proceeding or (ii) establishing or enforcing any right to indemnification or advancement of expenses under this Agreement, applicable law, any other agreement or provision of RGA’s Articles of Incorporation or Bylaws now or hereafter in effect or otherwise; provided, however, that “expenses” shall not include any judgment, fines or amount paid in settlement. The term “expenses” shall include reasonable compensation for time spent by Indemnitee for which Indemnitee is not otherwise compensated by RGA or any other source, provided that the rate of compensation and estimated time involved is approved by RGA’s Board of Directors.

(d) The term “judgments, fines and amounts paid in settlement” shall be broadly construed and shall include, without limitation, all direct and indirect payments of any type or nature whatsoever, as well as any penalties or excise taxes assessed on a person with respect to an employee benefit plan.

(e) The term “proceeding” shall mean, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, or the giving of testimony in, any threatened, pending or completed claim, action, suit or proceeding (including those by or in the right of RGA or a subsidiary of RGA) whether civil, criminal, administrative or investigative or otherwise and whether formal or informal.

(f) The term “serving at the request of RGA” shall include, without limitation, any service as a director, officer, employee or agent of RGA or a subsidiary of RGA which imposes duties on, or involves services by, Indemnitee with respect to any employee benefit plan, its participants or beneficiaries.

(g) “RGA” shall include, without limitation and in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

(h) A “director or officer of RGA” shall include a director or officer of a subsidiary of RGA, a “director and/or officer of RGA” shall include a director and/or officer of a subsidiary of RGA”, and “RGA’s directors and officers” shall include directors and officers of RGA’s subsidiaries.

2.	Indemnification — General

RGA shall indemnify and hold harmless Indemnitee to the fullest extent permitted or authorized by applicable law. The term “applicable law” means (i) the Indemnification Statute as in effect on the date hereof and as thereafter amended (but in the case of any such amendment, only to the extent such amendment permits RGA to provide broader indemnification rights than the Indemnification Statute permitted RGA to provide immediately prior to such amendment) and (ii) any other statutory indemnification provisions adopted after the date hereof.

3.	Additional Indemnification

Notwithstanding any limitation on indemnity pursuant to Section 2, RGA shall indemnify Indemnitee and hold Indemnitee harmless from and against any and all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee in connection with any proceeding to which Indemnitee is, was or at any time becomes a party, or is threatened to be made a party by reason of the fact that Indemnitee is or was at any time a director, officer, employee or agent of RGA, or is or was serving or at any time serves at the request of RGA as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise.

4.	Partial Indemnification

If Indemnitee is entitled under any provision of this Agreement to indemnification by RGA for some or a portion of any expenses or liabilities of any type whatsoever (including, but not limited to, attorneys’ fees, judgments, fines and amounts paid in settlement), but is not entitled, however, to indemnification for the total amount thereof, RGA shall nevertheless indemnify the Indemnitee for the portion thereof to which the Indemnitee is so entitled.

5.	Insurance

RGA may, but is not obligated to, obtain D&O Insurance as may be or become available in reasonable amounts from established and reputable insurers with respect to which Indemnitee is named as an insured. Notwithstanding any other provision of the Agreement, the Company shall not be obligated to indemnify Indemnitee for expenses or liabilities of any type which have been paid directly to or on behalf of Indemnitee by D&O Insurance. If RGA has D&O Insurance in effect at the time RGA receives from Indemnitee any notice of the commencement of a proceeding, RGA shall give prompt notice of the commencement of such proceeding to the insurer(s) in accordance with the procedures set forth in the applicable policy or policies. RGA shall thereafter take all necessary or desirable action to cause such insurer(s) to pay, to or on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policy or policies.

6.	Limitations on Certain Indemnification

Notwithstanding any other provisions of this Agreement to the contrary, RGA shall not indemnify or hold Indemnitee harmless:

(a) for amounts indemnified by RGA other than pursuant to this Agreement and amounts paid pursuant to policies of D&O Insurance;

(b) in respect to remuneration paid to Indemnitee if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

(c) if a final judgment is rendered against Indemnitee for an accounting of profits made from the purchase or sale by Indemnitee of securities of RGA pursuant to Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local law;

(d) from or on account of Indemnitee’s conduct which is finally adjudged by a court having jurisdiction in the matter to have been knowingly fraudulent, deliberately dishonest or to have constituted willful misconduct;

(e) if a final adjudication by a court having jurisdiction in the matter shall determine that such indemnification is not lawful;

(f) in respect to proceedings or claims initiated or brought voluntarily by Indemnitee and not by way of defense, except in respect to proceedings brought to establish or enforce a right to indemnification under this Agreement, or any other statute or law or otherwise as required under the Indemnification Statute, if Indemnitee is successful in whole or in part, but such indemnification or advancement of expenses may be provided by RGA in specific cases if the Board of Directors finds it to be appropriate; or

(g) in connection with proceedings or claims involving the enforcement of non-compete and/or non-disclosure agreements or the non-compete and/or non-disclosure provisions of employment, consulting or similar agreements that Indemnitee may be a party to with RGA, any subsidiary of RGA or any other applicable foreign or domestic corporation, partnership, joint venture, trust or other enterprise, if any.

7.	Notification and Defense of Claim

After receipt by Indemnitee of notice of the commencement of, or the threat of the commencement of, any proceeding, Indemnitee shall promptly notify RGA if Indemnitee believes that indemnification with respect thereto may be sought from RGA under this Agreement; provided, however, that the failure of Indemnitee to provide such notification shall not diminish Indemnitee’s indemnification hereunder, except to the extent that RGA can demonstrate that it was actually prejudiced as a result thereof. With respect to any such proceeding as to which Indemnitee notifies RGA of the commencement thereof or the threat of the commencement thereof:

(a) RGA will be entitled to participate therein at its own expense.

(b) Except as otherwise provided in the next paragraph, RGA, jointly with any other indemnifying party similarly notified, will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Indemnitee. After notice from RGA to Indemnitee of RGA’s election to assume the defense thereof, RGA will not be liable to Indemnitee under this Agreement for any legal or other expenses subsequently incurred by Indemnitee in the defense thereof other than reasonable costs of investigation or as noted in the next paragraph of this subsection (b).

Indemnitee may employ Indemnitee’s own counsel in such proceeding but the fees and expenses of such counsel incurred after notice from RGA of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by RGA, (ii) RGA shall have reasonably concluded that there may be a conflict of interest between RGA and Indemnitee in the conduct of the defense of such proceeding, or (iii) RGA shall not in fact have employed counsel to assume the defense of such proceeding, in each of which cases the reasonable fees and expenses of Indemnitee’s counsel shall be at the expense of RGA.

(c) RGA shall not be liable to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any proceeding effected without RGA’s written consent. RGA shall not settle any proceeding in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither RGA nor Indemnitee will unreasonably withhold their consent to any proposed settlement.

8.	Advancement of Expenses

Except as otherwise provided herein, RGA shall advance any expenses actually and reasonably incurred by Indemnitee in connection with the investigation, defense, settlement and/or appeal of any proceeding to which Indemnitee is a party or is threatened to be made a party by reason of the fact that Indemnitee is or was a director, officer, employee or agent of RGA or a subsidiary of RGA, or is or was serving at the request or on behalf of RGA or a subsidiary of RGA as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or another enterprise, provided RGA receives an undertaking from the Indemnitee agreeing to repay such amounts advanced in the event it is ultimately determined that the Indemnitee is not entitled to be indemnified by RGA therefor. The advances to be made hereunder shall be paid by RGA to or on behalf of the Indemnitee promptly and in any event within thirty (30) days following delivery of a written request therefor by Indemnitee to RGA and a copy of the invoices requested to be paid.

9.	Enforcement

(a) In the event that Indemnitee is required to bring any action to enforce any rights or to collect any money due under this Agreement, RGA shall advance Indemnitee’s expenses; provided, however, that if Indemnitee is not successful in such action, in whole or in part, Indemnitee shall reimburse RGA for all of Indemnitee’s expenses so advanced.

(b) In order to provide for just and equitable contribution in circumstances in which the indemnification provided for herein is held by a court of competent jurisdiction to be unavailable to Indemnitee in whole or in part, it is agreed that, in such event, RGA shall to the fullest extent permitted by Missouri law, contribute to the payment of the Indemnitee’s expenses, judgments, fines and amounts paid in settlement with respect to any proceeding in an amount that is just and equitable in the circumstances, taking into account, among other things, contributions by other directors and officers of RGA or others pursuant to indemnification agreements or otherwise; provided that, without limiting the generality of the foregoing, such contribution shall not be required where such holding by the court is due to Indemnitee having intentionally caused or intentionally contributed to the injury complained of with the knowledge that such injury would occur.

(c) RGA shall indemnify Indemnitee against all expenses actually and reasonably incurred in connection with any hearing or proceeding under this Section 9, if Indemnitee is successful in whole or in part.

10.	Continuation of Indemnity

All agreements and obligations of RGA contained herein shall continue during the period Indemnitee is a director or officer of RGA (or is or was serving at the request or on behalf of RGA or a subsidiary of RGA as a director, officer, employee or agent of another enterprise) and shall continue thereafter so long as Indemnitee shall be subject to any possible proceeding by reason of the fact that Indemnitee was a director or officer of RGA or serving in any other capacity referred to herein.

11.	Other Rights and Remedies

The indemnification and other rights provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may be entitled under any provision of law, RGA’s Second Restated Articles of Incorporation, RGA’s Bylaws, other agreement, vote of shareholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in another capacity while occupying any of the positions or having any of the relationships referred to in this Agreement, and shall continue after Indemnitee has ceased to occupy such position or have such relationship.

12.	Subrogation

In the event of payment under this Agreement, RGA shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may reasonably be necessary to secure such rights, including the execution of such documents necessary to enable RGA effectively to bring suit to enforce such rights. RGA shall pay or reimburse all reasonable expenses incurred by Indemnitee in connection with such subrogation.

13.	Severability

If any provision of this Agreement shall be held to be invalid, illegal or unenforceable (i) the validity, legality and enforceability of the remaining provisions of this Agreement shall not be in any way affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Agreement shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

14.	Modification and Waiver

No supplement or amendment of this Agreement shall be binding unless executed in writing by both of the parties. No waiver of any of the provisions of this Agreement shall be binding unless executed in writing by the person making the waiver nor shall such waiver constitute a continuing waiver.

15.	Notices

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed or if (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

(a)	If to Indemnitee, to:

or to such other address as may be furnished in writing to RGA by Indemnitee;

(b)	If to RGA, to:

Reinsurance Group of America, Incorporated

1370 Timberlake Manor Parkway

Chesterfield, Missouri 63017-6039

Attn: General Counsel

or to such other address as may have been furnished in writing to Indemnitee by RGA.

16.	Governing Law

This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Missouri, without reference to its choice of law rules.

17.	Other Rights and Remedies

The rights of Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under RGA’s Articles of Incorporation, Bylaws or the Indemnification Statute or otherwise, and nothing herein shall be deemed to diminish or otherwise restrict Indemnitee’s right to indemnification under any such other provision. To the extent applicable law or the Articles of Incorporation or the Bylaws of RGA, as in effect on the date hereof or at any time in the future, permit greater indemnification than as provided for in this Agreement, the parties hereto agree that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such law or provision of the Articles of Incorporation or Bylaws and this Agreement shall be deemed amended without any further action by RGA or Indemnitee to grant such greater benefits.

18.	Heirs, Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of and be enforceable against and by the parties hereto and their respective successors, assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of RGA), spouses, heirs and personal and legal representatives. RGA shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation, or otherwise) to all, substantially all, or a substantial part, of the business and/or assets of RGA, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that RGA would be required to perform if no such succession had taken place. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as a director, officer, employee or agent of RGA or of another enterprise at the request of RGA. This Agreement shall not be deemed to create any obligation on the part of Indemnitee to continue to serve in any such capacity. No assignment or succession (whether direct or indirect by purchase, merger, consolidation, or otherwise) shall relieve RGA of its obligations hereunder.

19.	Agreement to Serve

Indemnitee agrees to serve and/or continue to serve as an director and/or officer of RGA, at its will (or under separate agreement, if such agreement now or hereafter exists), so long as he or she is duly appointed or elected and qualified in accordance with the applicable provisions of the Articles of Incorporation and Bylaws of RGA, any subsidiary of RGA, or any applicable other foreign or domestic corporation, partnership, limited liability company, joint venture, trust or other enterprise, or until such time as he or she tenders his or her resignation in writing, provided, however, that nothing contained in this Agreement is intended to create any right to continued employment by Indemnitee in any capacity.

20.	Miscellaneous

(a) The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or affect the construction thereof.

(b) RGA expressly confirms and agrees that is has entered into this Agreement and assumed the obligations imposed on RGA hereby in order to induce Indemnitee to become or to continue as a director and/or officer of RGA and acknowledges that Indemnitee is relying upon this Agreement in continuing in such capacity or capacities.

(c) In the event of any ambiguity, vagueness or other matter involving the interpretation or meaning of this Agreement, this Agreement shall be liberally construed so as to provide to Indemnitee the full benefits set out herein.

(d) This Agreement supercedes any prior indemnification agreement between Indemnitee and RGA or its predecessors or subsidiaries.

This INDEMNIFICATION AGREEMENT is entered into on the day and year first above written.

REINSURANCE GROUP OF AMERICA, INCORPORATED

By:
Name:	A Greig Woodring
Title:	President and Chief Executive Officer

INDEMNITEE

By:
Name: